Exhibit 10.1 Management Agreement

Classic Rules Judo Championships, Inc.
100 Research Drive, Unit 16
Stamford, CT 06906
Tel: 203/253-2008
Fax: 203/286-2356
Email: chrisangle@sbcglobal.net

Date: July 15th, 2008

To:   Chris Angle
        Desmond Capital, Inc.
        Jerry Gruenbaum, Esq.
        Nathan Lapkin

Fm: The Board of Directors of Classic Rules

Re: MANAGEMENT'S GLOBAL AGREEMENT

We hereby develop an understanding between Classic Rules Judo Championship, Inc. (Classic Rules) and Chris Angle (the Manager), Desmond Capital, Inc., Jerry Gruenbaum, Esq., and Nathan Lapkin:

1) Company Management

The Company hereby agrees to engage and appoint Christopher Angle as our president and chief executive officer.  The Company makes this commitment primarily because of Mr. Angle’s technical expertise and intimate familiarity with the sport of judo, the tournament system, as well as the luminaries of the sport of judo from around the world.

Mr. Angle will serve as our president on a part-time basis. As president of Classic Rules, Inc., Mr. Angle will be primarily responsible for the development of the tournament, dissemination of the information worldwide by direct communication and through the development of a website by which prospective players can learn of the tournament as well as make their applications to enter.

With Mr. Angle, as our president and chief executive officer, we believe that we will be in an excellent position to market the Classic Rules contest and make it a successful tournament known throughout the world's judo community.

In connection with this agreement, we will issue 1,160,678 shares of our common stock to Mr. Angle and will register those shares in the registration statement of which this agreement will be a part. Mr. Angle has, however, agreed that none of those shares may be sold pursuant to the registration statement prior to the approval of the statement. Mr. Angle has agreed to use his best efforts to effect sales of the athlete's entries into the tournament.

2) Desmond Capital, Inc. has expressed an interest in Classic Rule and as such, has agreed to invest in Classic Rules.  Specifically, Desmond will invest an initial amount of the first year's proposed budget which amounts to $5,373.  For this, Classic Rules will issue 5,223,050 shares of stock to Desmond so that Classic Rules will be able to meet its first year expected expenses.  As a result of Desmond's commitment, we believe that if we neither obtain any additional funds nor realize any sales revenues, we have the minimum amount of funds to meet our cash requirements through July 2009.  Classic Rules will register those shares in the registration statement of which this agreement will be a part.

3) Jerry Gruenbaum will be the attorney that will review the public registration of the shares of Classic Rules and as such, Mr. Gruenbaum will receive 1,160,678 shares of Classic rules.  Classic Rules will register those shares in the registration statement of which this agreement will be a part

4) Nathan Lapkin will assist Classic Rules in the preparation of the registration and as such will receive 1,160,678 shares of classic Rules.  Classic Rules will register those shares in the registration statement of which this agreement will be a part.

As all of the above mentioned stockholders are requisite to the success of the enterprise of making Classic Rules successful, we hereby make a global agreement between all parties to be signed by all parties in order to assure the success of Classic Rules.

Any party may terminate the agreement upon ninety days notice to the other party.

It is agreed to:

By: Classic Rules Judo Championships, Inc.

/s/Chris Angle______
Chris Angle, President

Desmond Capital, Inc.

/s/Chris Angle______
Chris Angle, President

/s/ Jerry Gruenbaum_
Jerry Gruenbaum, Esq.

/s/Nathan lapkin
Nathan Lapkin